NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2023
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND

BOSTON (February 16, 2024) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2023, reporting net income of $51.5 million for the quarter and $257.3 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2023, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 8.40%, the daily average of the Secured Overnight Financing Rate for the fourth quarter of 2023 plus 300 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2023, will be paid on March 4, 2024. As always, dividends remain at the discretion of the board.

“Stronger demand for advances and an increase in net interest income helped fuel FHLBank Boston’s solid financial performance in 2023. These results enabled FHLBank Boston to set aside more than $28 million for the Affordable Housing Program and another $14.9 million in voluntary contributions for housing and economic development programs that promote homeownership for lower- and moderate-income borrowers and job creation throughout New England for the year,” said President and CEO Timothy J. Barrett.

Fourth Quarter 2023 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, interest rates and by members' demand for advances. During the fourth quarter of 2023, the Federal Open Market Committee (FOMC) maintained the target range for the federal funds rate between 525 and 550 basis points. During the quarter, the yield curve became more inverted as long term interest rates fell significantly due to anticipation of an economic downturn and rate cuts by the Federal Reserve in 2024.

Net income for the quarter ending December 31, 2023, was $51.5 million, compared with net income of $55.4 million for the same period in 2022. The decrease in net income for the quarter was primarily due to an increase of certain noninterest expenses, including our Affordable Housing Program contributions, discretionary housing and community investment expenses, and operating expenses, which combined increased $13.1 million, partially offset by an increase of $8.8 million in net interest income after provision for credit losses.

Net interest income after provision for credit losses for the three months ended December 31, 2023, was $79.6 million, compared with $70.8 million for the same period in 2022. The $8.8 million increase in net interest income after provision for credit losses was driven by growth in our average advances and average investments portfolios, growth in capital, as well as an increase in yields in the quarter ended December 31, 2023, resulting from higher market interest rates. These favorable impacts were partially offset by a $9.0 million increase of net unrealized losses on fair value hedge ineffectiveness attributable to a larger decline in intermediate-term interest rates during the quarter compared to the same quarter one year ago.

Net interest spread was 0.12% for the quarter ended December 31, 2023, a decrease of seven basis points from the same period in 2022, and net interest margin was 0.49%, an increase of four basis points from the same period in 2022. The decrease of net interest spread was primarily attributable to the increase in net unrealized losses on fair value hedges and net amortization of MBS premium, in addition to the impact of higher concentrations of advances on our balance sheet, which tend to have lower spreads to funding costs.

December 31, 2023 Balance-Sheet Highlights

Total assets increased $4.2 billion, or 6.7%, to $67.1 billion at December 31, 2023, up from $62.9 billion at year-end 2022. The net increase in total assets consisted of increases in investments, advances, and mortgage loans. Total investments were $21.2 billion at December 31, 2023, an increase of $3.2 billion from $17.9 billion at the prior year end, while advances ended 2023 at $42.0 billion an increase of $359.0 million, or 0.9%, from $41.6 billion at December 31, 2022. Mortgage loans totaled $3.1 billion at December 31, 2023, an increase of $300.9 million from year-end 2022 as mortgage sales to the Bank increased.

GAAP capital at December 31, 2023, was $3.5 billion, an increase of $123.3 million from $3.4 billion at year-end 2022. During 2023, capital stock increased by $11.3 million, primarily attributable to the increase in advances. Total retained earnings grew to $1.8 billion during 2023, an increase of $100.1 million, or 5.9%, from December 31, 2022. Of this amount, restricted retained earnings(3) totaled $451.2 million at December 31, 2023. Accumulated other comprehensive loss totaled $294.5 million at December 31, 2023, an improvement of $11.9 million from accumulated other comprehensive loss as of December 31, 2022.

The Bank was in compliance with all regulatory capital ratios at December 31, 2023, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2023.(1)

2023 Annual Operating Highlights

Net income for the year ending December 31, 2023, was $257.3 million, compared with net income of $184.2 million for 2022, primarily the result of an increase of $92.9 million in net interest income after provision for credit losses. These results led to a $28.6 million statutory contribution to the Bank's Affordable Housing Program for the year. In addition, the Bank voluntarily contributed $14.9 million to our discretionary housing and community investment programs in 2023, including discretionary contributions to our Affordable Housing Program, Jobs for New England (JNE), Housing Our Workforce (HOW) and Lift Up Homeownership programs.(5)

Net interest income after provision for credit losses for the year ended December 31, 2023, was $375.2 million, compared with $282.3 million for 2022. The $92.9 million increase in net interest income after provision for credit losses was driven by growth in our advances and investments portfolios, growth in capital, an increase in yields in the year ended December 31, 2023, resulting from higher market interest rates compared to 2022. These improvements to net interest income were partially offset by a $59.3 million unfavorable variance in net unrealized gains and losses on fair value hedge ineffectiveness attributable to a decline in intermediate-term interest rates during the year ended December 31, 2023, compared to an increase in interest rates during 2022.

Net interest spread was 0.21% for the year ended December 31, 2023, a decrease of 21 basis points from the same period in 2022, and net interest margin was 0.55%, a decrease of two basis points from 2022. The decrease of net interest spread and margin was primarily attributable to the unfavorable variance in net unrealized gains and losses on fair value hedges and to net amortization of MBS premium.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	12/31/2023	9/30/2023	12/31/2022
ASSETS
Cash and due from banks	$53,412	$318,961	$7,593
Advances	41,958,583	40,130,845	41,599,581
Investments (2)	21,167,632	18,736,546	17,918,781
Mortgage loans held for portfolio, net	3,059,331	2,940,189	2,758,429
Other assets	903,316	620,862	613,165
Total assets	$67,142,274	$62,747,403	$62,897,549

LIABILITIES
Consolidated obligations, net	$62,249,289	$57,701,058	$58,540,803
Deposits	922,879	1,150,506	655,487
Other liabilities	431,492	436,050	285,938

CAPITAL
Class B capital stock	2,042,453	2,007,059	2,031,178
Retained earnings - unrestricted	1,339,546	1,338,335	1,290,873
Retained earnings - restricted (3)	451,154	440,860	399,695
Total retained earnings	1,790,700	1,779,195	1,690,568
Accumulated other comprehensive loss	(294,539)	(326,465)	(306,425)
Total capital	3,538,614	3,459,789	3,415,321
Total liabilities and capital	$67,142,274	$62,747,403	$62,897,549

Total regulatory capital-to-assets ratio	5.7%	6.0%	5.9%
Ratio of market value of equity (MVE) to par value of capital stock (4)	170%	169%	171%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2023	12/31/2022	12/31/2023	9/30/2023	12/31/2022

Total interest income	$3,450,719	$1,226,964	$859,198	$851,503	$586,877
Total interest expense	3,075,410	944,502	779,566	747,374	516,194
Net interest income	375,309	282,462	79,632	104,129	70,683
Net interest income after provision for credit losses	375,232	282,291	79,640	104,137	70,813
Other income	14,804	13,644	4,733	2,067	4,470
Operating expense	74,755	66,913	20,241	18,679	14,833
Federal Housing Finance Agency and Office of Finance	10,438	8,926	2,300	2,765	2,870
AHP voluntary contribution	2,000	5,479	—	—	(6,172)
Discretionary housing and community investment programs (5)	12,928	5,975	3,571	6,105	1,619
Other expense	3,975	3,910	1,058	790	592
AHP assessment	28,648	20,521	5,733	7,798	6,172
Net income	$257,292	$184,211	$51,470	$70,067	$55,369

Performance Ratios: (6)
Return on average assets	0.37%	0.37%	0.31%	0.43%	0.35%
Return on average equity (7)	7.33%	6.47%	6.03%	8.27%	6.86%
Net interest spread	0.21%	0.42%	0.12%	0.27%	0.19%
Net interest margin	0.55%	0.57%	0.49%	0.65%	0.45%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 17, 2023 (the 2022 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2022 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2022 Annual Report.
(5)    We have certain subsidized advance and grant programs, including our JNE, HOW, and Lift Up Homeownership programs. For additional information on JNE and HOW, see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2022 Annual Report. For additional information on Lift Up Homeownership, see Item 2 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 9, 2023.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “anticipates,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including the United States’ credit rating and its effect on the Bank); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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